Exhibit 19

BLUE FOUNDRY BANCORP

POLICY REGARDING INSIDER TRADING

Blue Foundry Bancorp (the “Company”) is a public company the common stock of which is traded listed on the Nasdaq Global Select Market and registered under the Securities Exchange Act of 1934, as amended. As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). Investment by directors, officers and employees in the Company stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit.

As a director, officer or employee of a public company, you have the responsibility not to participate in the market for the Company stock while in possession of material, non-public (inside) information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, inside information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material, inside information, you will not only have to pay back any profit you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.

To avoid these harsh consequences, the Company has developed and implemented guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. These guidelines do not address all possible situations that you may face. In addition to this Policy, you need to review and understand the Company’s Policy on Fair Disclosure to Investors that describes your obligations regarding the selective disclosure of confidential information to ensure compliance with SEC Regulation FD, which requires “fair disclosure” of material, non-public information.

Insider Trading Concepts

What is “Inside” Information?

Inside information includes any non-public information of which you become aware because of your “special relationship” with the Company as a director, officer or employee and which has not been disclosed to the public (i.e., is non-public). The information may be about the Company, Blue Foundry Bank (the “Bank”) or any of its or their other subsidiaries or affiliates. It may also include information you learn about another company (for example, companies that are current or prospective customers or suppliers to the Company or those with which the Company may be in negotiations regarding a potential transaction).

What is Material Information?

Information is material if an investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.

Examples of material information typically include, but are not limited to:
• Financial or accounting problems;
• Estimates of future earnings or losses;
• Significant non-recurring gains or losses;
• Events that could result in restating financial information;
• A proposed acquisition, sale or merger;
• Changes in key management personnel;
• Beginning or settling a major lawsuit;
• Changes in dividend policies;
• Declaring a stock split;
• A stock repurchase program; or
• A stock or bond offering.

What is Non-Public Information?

Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release or in SEC filings, for example) and the investing public has had an opportunity to see or hear it.

Trading Guidelines

A. Rules Applicable to All Directors, Officers and Employees.

No director, officer or employee may trade any security, whether issued by the Company or by any other company (and may not gift any of the Company’s securities), while in possession of “material inside information” about the issuer of that security. Further, no director, officer or employee may disclose “material inside information” to any other person (including immediate family members, friends or stockbrokers) so that such other person may trade in the stock. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait one full trading day before buying or selling securities to allow the market to absorb the information.

This means the following with respect to certain Bank or Company employee benefit plans:

•401(k) Plan. An officer or employee having material inside information regarding the Company may not (i) initiate a transfer of funds into or out of a Blue Foundry Bancorp stock fund of any 401(k) plan, or (ii) increase an existing election to invest funds in the Blue Foundry Bancorp stock fund. However, ongoing purchases of the Company’s stock through the plan pursuant to a prior election are not prohibited.

•Other Company Stock Purchase Plans. A director, officer or employee having material inside information regarding the Company may not sign up for, or increase participation in, any employee stock purchase plan or dividend reinvestment plan. However, ongoing purchases through those plans pursuant to a prior election are not prohibited.

•Stock Options. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if the employee has material inside information regarding the Company. At any time, however, an employee may deliver Company stock already owned to pay the option exercise price and taxes.

B. Additional Rules.

1. Options and Other Stock Plans. The sale of stock acquired upon an exercise of stock options and the transfer of funds into and out of the Company’s stock plans are subject to special rules. The Filing Coordinator should be contacted before any such transaction is conducted.

2. Pension Fund Blackouts. The Sarbanes-Oxley Act of 2002 also requires the Company to prohibit all purchases, sales or transfers of the Company’s securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Directors and executive officers will be contacted when these or other restricted trading periods are instituted.

3. Pre-Clearance for Rule 10b5-1 Plans. Directors and executive officers may not implement a trading plan under SEC Rule 10b5-1 at any time without prior clearance. Directors and executive officers may only enter into a trading plan when they are not in possession of material inside information. In addition, directors and executive officers may not enter into a trading plan during a quarterly blackout period or during a pension blackout period. The Filing Coordinator should be contacted prior to implementation of a trading plan under SEC Rule 10b5-1.

At the time of adoption or modification of a 10b5-1 plan, directors and officers must certify in writing that: 1) they are not aware of material nonpublic information about the issuer or its securities, and 2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Persons entering a Rule 10b5-1 Plan must act in good faith with respect to that plan (i.e. the entire duration of that Plan).

Transactions made under a trading plan should be promptly reported to the Filing Coordinator who will prepare the necessary Form 4.

Directors or officers, as defined in Exchange Act Rule 16a-1(f), cannot trade under a new or modified 10b5-1 plan until the later of (a) 90 days after the adoption of modification of the plan, or (b) two business days following the filing of the Form 10-Q or Form 10-K for the quarter in which the plan was adopted. The director or officer cooling-off period is a maximum of 120 days. Nondirector or officer insiders have a cooling-off period of 30 days.

The Company will be required to (a) disclose quarterly whether any director or officer has adopted, modified or terminated a Rule 10b5-1 plan or other trading arrangement and (b) describe the material terms of each plan adopted, modified or terminated, including the name and title of the director or officer; the date the plan was adopted, modified or terminated; the plan’s duration; and the total amount of securities to be purchased or sold under the plan. Pricing terms need not be disclosed.

C. Additional Rules Applicable to Proposed Mergers/Acquisitions.

Whenever the Company is actively considering a particular company for merger, acquisition or for another significant business relationship (such as a joint venture) or whenever the Company is engaged in active discussion regarding the sale of control of the Company, all of the Company’s personnel involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship should not trade in any of the Company’s securities and any securities of the other company without first contacting the Filing Coordinator, who may consult with outside counsel.

Note: This policy applies to personal securities transactions by the directors and officers and by the employees involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship and also applies to:

(a) Transactions for accounts in which the director, officer or employee has an interest or an ability to influence transactions; and

(b) Transactions by the director’s, officer’s or employee’s spouse or any other member of their household unless (i) the household member’s investment decisions are made independently of the director, officer or employee and (ii) the household member has not received inside information about the issuer of the security.

I.Stock Repurchase by the Company.

This policy does not restrict the Company’s purchase of its common stock. The Board of Directors may choose to delegate to the Chief Executive Officer or his designee(s) the authority and discretion to authorize the Company to purchase Company common stock pursuant to a Board-approved and currently effective stock repurchase program, including during a restricted trading period under this policy. In such a circumstance, the Chief Executive Officer must determine that the following conditions are met:

(a) The Company is not in possession of non-public material information that prohibits such purchases;

(b) Market conditions for the repurchase are favorable;

(c) There are no material differences in the financial condition of the Company referenced in the last publicly reported balance sheet date that have not been publicly disclosed;

(d) There are no material differences in the consolidated results of core operations of the Company for the current quarter and the average for the four most recent quarterly periods that have not been publicly disclosed;

(e) It is anticipated that expected earnings for the current quarter will not be materially different from analysts’ publicly announced estimates for the current quarter or guidance provided by the Company, if any;

(f) The Company is not currently in the process of conducting a transaction or series of related transactions that have not been publicly disclosed and which, if consummated, would likely have a material impact on the financial condition or results of operations of the Company, nor is the Company actively considering any such transaction or series of transactions;

(g) The stock repurchases are conducted in accordance with the currently effective stock repurchase program and are not being conducted for the purpose of manipulating the trading market for the Company common stock; and

(h) The Chief Executive Officer or his designee(e) has sought the advice of any advisors as he shall deem appropriate.

Confidentiality

Serious problems could develop for the Company by unauthorized disclosure of inside information about the Company, whether or not for the purpose of facilitating improper trading of the Company’s stock.

i.Confidentiality of Non-Public Information.

Directors, officers and employees should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers and employees of the Company with knowledge of material, non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material, non-public information is kept as small as possible.

All inquiries about the Company made by the financial press, investment analysts, insurance advisors, or others in the financial community, or by stockholders must be handled in accordance with the Company’s Policy on Fair Disclosure to Investors. If you have any doubt as to your responsibilities under this policy, you should seek clarification from the Disclosure Policy Compliance Officer before acting.

i.Prohibition Against Internet Disclosure

It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent or who intend to benefit their own stock positions. To avoid the disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.

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If you have any questions regarding this policy, please contact the President and Chief Executive Officer of the Company.

Reapproved August 21, 2024

BLUE FOUNDRY BANCORP

ADDENDUM TO POLICY REGARDING INSIDER TRADING

Blue Foundry Bancorp (the “Company”) became a public company in July 2021 and its common stock is traded on the NASDAQ Global Select Market and registered under the Securities and Exchange Act of 1934 (the “Exchange Act”). As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”).

As a public company, the directors, officers and employees of the Company have a responsibility not to participate in the market for the Company’s securities (“Company Securities”) while in possession of “material information” about the Company that has not been publicly disclosed. Under the Insider Trading and Securities Enforcement Act of 1988 (“Act”), the Company can be held liable for employee violations of the insider trading laws, unless it has adopted policies and procedures to prevent insider trading. Recent efforts by the SEC to police insider trading laws have highlighted the need for awareness of the responsibilities and potential liability in this area. Executive officers and directors of the Company are also subject to various reporting obligations regarding their ownership, and changes in their ownership, of Company common stock.

The Company has adopted policies and procedures regarding insider trading and the confidentiality of information that are applicable to all employees, officers and directors. This memorandum addresses additional restrictions that are applicable only to Directors, Senior Officers (described below) and designated employees of the Company (the “Restricted Group”).

Blackout Periods

Quarterly Blackout Periods. No person in the Restricted Group should trade in Company securities during a blackout period that begins on or about the 20th day of the last month of each calendar quarter (i.e., on March 20, June 20, September 20 and December 20) and ends at the end of the first full trading day after the public release of the Company’s earnings for such quarter. The blackout period applies to (i) open market purchases or sales, (ii) a sale of securities following exercise of a stock option (including a sale by way of a cashless exercise), (iii) signing up for, or increasing participation in, any employee stock purchase plan or dividend reinvestment plan, and (iv) initiating a transfer of funds into or out of any Company stock fund of a 401(k) plan or increasing an existing election to invest funds in any Company stock fund. However, ongoing purchases through the 401(k) plan or other Company-sponsored plan pursuant to a prior election are permitted at any time (i.e., they are not subject to the blackout period).

Temporary Blackout Periods. The Company may also institute temporary blackout periods in the event of a material corporate development. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it.

Written Plan Exception. The limitations of the blackout periods shall not apply to trading in Company securities pursuant to a “written plan for trading securities” provided that such plan was entered into prior to the commencement of the applicable blackout period, meets the requirements of SEC Rule 10b5-1 and is approved in advance by the Company’s Board of Directors.

Gifting of Company Stock In order to avoid the appearance of impropriety, when gifting shares, the giftee must agree to not sell such shares except during an open trading window while the grantor is an insider, and if the grantor is subject to Section 16 reporting requirements, such gift must be pre-cleared and reported pursuant to the procedures below.

Prohibition on Standing Orders. Standing orders (except standing orders under approved Rule 10b5-1 plans) for the purchase or sale of shares of the Company’s securities should not be used (other than on a daily basis).

Pre-Clearance of all Trades. Prior to the execution, or the placing, of any order with respect to, or any trades in, the Company’s Common Stock, including the gifting of Company Common Stock, the Filing Coordinator should be notified. This will enable the Company to better assure compliance with the prohibition on trading during the quarterly blackout periods or while in possession of material, nonpublic information, as well as the reporting obligations (e.g., Forms 4 and 5 under Section 16(a) of the federal securities laws) relating to changes in the stock ownership by executive officers and directors.

The following positions are hereby designated “Senior Officer” positions for purposes of the Company policy on participating in the market for the Company’s Common Stock during the blackout periods:

All employees designated Senior Vice President and above

All employees that work in: Accounting and Finance Departments

Selling Short

No person in the Restricted Group may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price.

Options

No person in the Restricted Group may at any time buy or sell options on Company securities (so called “puts” and “calls”) except in accordance with a program approved by the Company’s Board of Directors or a trade cleared by the President and Chief Executive Officer. This restriction does not apply to the exercise of employee or director stock options, which is treated under Section A under Trading Guidelines in the Policy Regarding Insider Trading.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws.

Therefore, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan from a third party (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan from a third party must submit a request for approval to the Company’s Board of Directors at least two weeks prior to the execution of the documents evidencing the proposed pledge.